Exhibit 10.5.2

CHANGE ORDER NUMBER 123108AW
TO
ENGINEERING, PROCUREMENT AND
CONSTRUCTION SERVICES
FIXED PRICE CONTRACT
LOCATION: AURORA, NEBRASKA

THIS CHANGE ORDER (“Change Order”) is made and entered into effective as of December 31, 2008 (the “Effective Date”) by and between Aventine Renewable Energy - Aurora West, LLC (“Owner”) and Kiewit Energy Company (“Kiewit”).

WHEREAS, Owner and Kiewit are parties to that certain Engineering, Procurement and Construction Services Fixed Price Contract dated May 31, 2007 (the “Contract”); and

WHEREAS, pursuant to Article 6 of the Contract, Owner provides the following as written direction to Kiewit to make certain changes in the Work, and Kiewit by its signature below accepts such direction.

1.	Capitalized terms not defined herein shall have the meaning set forth in the Contract.

2.	Pursuant to Section 9.5 of the Contract, Owner directed Kiewit to suspend the Work on the Plant as of November 14, 2008 (the “Date of Suspension”).

3.
Pursuant to the terms of the Contract, Owner owes Kiewit $16,609,020 (subject to the Dispute Resolution procedures referenced below), which amount includes $10,528,171 not previously invoiced for the agreed progress of the Work completed as of the Date of Suspension, $3,824,929 previously invoiced as due and owing for Work performed in October 2008 for which payment was deferred, and $2,255,920 for sales and use tax.  Such amount is due and owing to Kiewit as of December 24, 2008, and may be subject to adjustment which may be mutually agreed upon by Kiewit and Owner or determined pursuant to the Dispute Resolution procedures set forth in Article 18 of the Contract.  Such amount shall be paid by Owner to Kiewit in accordance with the payment schedule set forth in Section 12 below.  Nothing contained in the Change Order shall be deemed to constitute the creation of indebtedness of Owner under any of its loan documents and the amount owing hereunder arose in the ordinary course of business of Owner.

4.
In addition to the amounts Owner owes Kiewit in Section 3, the parties agree that Owner shall pay Kiewit the following:  (i) Kiewit’s costs, with no profit or mark-up to be paid by Owner, associated with the directed suspension of the work in the lump sum amount of $2,936,600, and (ii) $2,000,000 as an allowance for the amounts invoiced by Kiewit’s subcontractors and material subcontractors (collectively the “Subcontractors”) for such Subcontractors’ suspension costs, plus a mark-up of twenty percent (20%) of such invoiced costs (“Subcontractors’ Suspension Costs”), which amounts, to the extent not disputed by Owner, shall be paid by Owner to Kiewit in accordance with the payment schedule set forth in Section 12 below.  Such amount includes payment for the

Suspension Services defined below.  Kiewit will work with Owner, and shall allow Owner to work with Kiewit’s Subcontractors (to the extent allowed under the terms of such subcontracts), in an effort to reduce the Subcontractors’ Suspension Costs.  Disputes regarding the validity or amount of the Subcontractors’ Suspension Costs claims and Kiewit invoice(s) based thereon will be resolved pursuant to Article 18 of the Contract.

5.
If the total Subcontractors’ Suspension Costs exceed the allowance provided for in Section 4 above, the additional amount of Subcontractors’ Suspension Costs in excess of the allowance shall be added to the amount owed by Owner to Kiewit pursuant to this Change Order and shall be paid as an additional payment on July 31, 2009 in accordance with the provisions of Section 12 below.  If the total Subcontractors’ Suspension Costs do not exceed the allowance provided for in Section 4 above, Kiewit will credit the difference between the allowance and the actual Subcontractors’ Suspension Costs to the last amounts payable to Kiewit in accordance with Section 12 of this Change Order.

6.
Owner and Kiewit agree that the Work may be suspended for up to 180 days from the Date of Suspension (the “Suspension Period”).  If Owner is not in default of the payment obligations specified in this Change Order, Owner may terminate the Suspension Period and direct Kiewit to resume construction of the Work following the delivery to Kiewit of (i) 10 days advance written notice to resume the Work and (ii) reasonable evidence reasonably satisfactory to Kiewit that Owner can satisfy the remaining financial obligations of this Change Order and the Contract and (iii) payment in full of all remaining amounts payable under this Change Order (without consideration of the schedule in Section 12 below); provided, however, that nothing in this Change Order shall be construed to limit or restrict Kiewit’s entitlement to an equitable adjustment to the Contract Sum arising from the suspension (including costs associated with re-mobilization and rescheduling of the Work) and the Schedule in connection with such suspension in accordance with Article 6 of the Contract.

7.
If the Suspension Period expires without the Owner’s termination of the Suspension Period in accordance with the terms of the Contract and this Change Order, the Contract shall be deemed to have been terminated for the Owner’s convenience under Section 9.4 of the Contract, and Owner shall pay Kiewit any amounts due Kiewit under Section 9.4 of the Contract and all remaining payments due under this Change Order (without consideration of the schedule in Section 12 below);  provided there shall be no duplication of payments under Section 9.4 of the Contract and this Change Order.  Notwithstanding the provision contained in the first sentence of Section 9.4, Owner may enter into a contract with another entity to complete construction of the Plant, if Owner has made all payments due Kiewit under Section 9.4 of the Contract and all remaining payments due under this Change Order; provided there shall be no duplication of payments under Section 9.4 of the Contract and this Change Order.

8.
During the Suspension Period, all Contract milestone dates and Schedule deadlines are tolled and, in the event of re-mobilization, shall be reestablished by change order pursuant to Article 6 of the Contract; provided, however, that in the event of such remobilization, Kiewit shall be excused from the notice requirements contained in Sections 6.2 and 6.3 of the Contract.  The amounts set out in Sections 3, 4 and 5 above and the rental payments or demobilization costs for the Cranes as set forth in Section 15 below shall be the only amounts due to Kiewit for costs associated with the Suspension Period; provided that nothing in this sentence shall preclude Kiewit from entitlement to a change order as set forth in Section 6 above in the event the Suspension Period is terminated.

9.
For so long as Owner complies with the payment provisions of this Change Order, Kiewit will provide qualified personnel on the Plant Site to perform necessary maintenance of equipment in accordance with equipment manufacturer’s operation and maintenance manuals (collectively the “Suspension Services”) during the Suspension Period.  Other than the Suspension Services, Kiewit has no obligation during the Suspension Period to continue performance of the Work at the Plant Site.  During the Suspension Period, Kiewit shall have no obligation to comply with the requirements of 10.2 (Security), 11.1 (Kiewit Representatives), 11.3 (Project Reviews and Approvals) and 20.11 (Time is of the Essence) and, except to the extent that Kiewit has previously received payment or receives funds from the Owner in accordance with the payment schedule set out in Section 12, Kiewit shall be excused from any requirement under the Contract to keep the project lien free with respect to those liens filed by Subcontractors which represent amounts unpaid under such subcontract, or to indemnify and/or reimburse the Owner with respect to such liens.  During the performance of the Suspension Services, Owner shall have access to the Plant Site, but in no event shall Owner be entitled to modify the Work completed to the Date of Suspension nor shall Owner be entitled to operate any equipment existing on the Plant Site without Kiewit’s prior written consent.

10.
Kiewit has provided an irrevocable letter of credit in lieu of retainage per Section 8.3 of the Contract.  Within three (3) business days after full execution of this Change Order, Owner shall return such letter of credit to the issuing bank, and instruct the issuing bank that Owner is returning the letter of credit for cancellation.

11.
The Owner hereby waives the requirements in the Contract for retainage or a letter of credit in lieu of retainage.  Notwithstanding any provision in the Contract to the contrary, retainage shall not be withheld from any amounts described in this Change Order or any amounts due under the Contract thereafter.

12.
In consideration of the agreements and forbearances contained in this Change Order, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and notwithstanding that all amounts described in this Change Order in Section 3 4 and 5 above are presently due and owing to Kiewit (subject to dispute resolution under the Contract), Kiewit agrees to forebear from exercising its remedies under the Contract for non-payment, other than its rights to file mechanic’s and materialman’s liens against the Project, for so long as Owner makes the following payments in strict accordance with the deadlines below by wire transfer of immediately available funds to a bank to be selected by Kiewit, as follows:

a.	Three Million Five Hundred Thousand Dollars ($3,500,000) on or before December 31, 2008;

b.	One Million Nine Hundred Twenty Thousand Dollars ($1,920,000) on or before January 31, 2009;

c.	Three Million Two Hundred Thousand Dollars ($3,200,000) on or before February 27, 2009;

d.	Three Million Two Hundred Thousand Dollars ($3,200,000) on or before March 31, 2009;

e.	Three Million Two Hundred Thousand Dollars ($3,200,000) on or before April 30, 2009;

f.	Three Million Two Hundred Thousand Dollars ($3,200,000) on or before May 29, 2009; and

g.	Remaining balance on June 30, 2009.

Such payments shall be first credited against the amounts due and owing for Kiewit’s suspension costs and the Subcontractors’ Suspension Costs, and thereafter to amounts due to Subcontractors under the terms of such subcontract, and thereafter to the amounts described in Sections 3 and 5 of this Change Order.  In addition to the provisions of Section 9.3 of the Contract, in the event Owner fails to make a payment described in this Section 12 when due, Kiewit may terminate the Contract three (3) business days after providing written notice of such failure to Owner, unless cured within that period.  Such termination shall be considered a termination for Owner’s convenience under Section 9.4 of the Contract, Kiewit shall have no obligation to exercise forbearance under this Change Order, and all remaining amounts due under Section 9.4 of the Contract and under this Change Order shall be immediately due and payable to Kiewit (without consideration of the schedule in Section 12 below);  provided there shall be no duplication of payments under Section 9.4 of the Contract and this Change Order.  Notwithstanding the provision contained in the first sentence of Section 9.4, Owner may enter into a contract with another entity to complete construction of the Plant, if Owner has made all payments due Kiewit under Section 9.4 of the Contract and all remaining payments due under this Change Order (without consideration of the schedule in Section 12 below); provided there shall be no duplication of payments under Section 9.4 of the Contract and this Change Order.  Time is of the essence of this Change Order.

13.
Nothing in this Change Order shall preclude Kiewit from filing a mechanic’s and materialman’s lien against the Plant Site for the amounts unpaid, whether or not due under the Contract as modified by this Change Order. In the event any payment under the Contract or this Change Order is determined to be a preferential transfer and is required to be disgorged by Kiewit, the parties agree that any waiver of mechanic’s lien rights provided by Kiewit shall be rescinded, invalid, and of no further force and effect.

14.
(a)         In the event Owner terminates the Suspension Period as provided above, Owner and Kiewit will negotiate a change order pursuant to Article 6 of the Contract; provided, however, that Kiewit shall have no obligation to so remobilize or recommence the Work unless and until Owner has paid in full all amounts due to Kiewit under this Change

Order (without consideration of the schedule in Section 12 below). In such event, Kiewit will provide to Owner both a cost plus and a fixed price option at a negotiated profit margin for the remaining work to be performed in sufficient detail to allow a meaningful analysis of the options.

(b)           Following any resumption of and completion of the Work, and subject to the other provisions of the Contract, Kiewit warrants to Owner pursuant to Section 12.1 of the Contract that the Plant will be free from defects in design, material and workmanship (other than design, material and workmanship provided by Subcontractors) until twelve (12) months from Substantial Completion, as such date may be extended as the result of the suspension and that the Plant will be free from defects in design, material and workmanship provided by the Subcontractors until twelve (12) months from the originally scheduled Substantial Completion Date of March 27, 2009.  Kiewit shall have no responsibility to correct or address defects in design, materials or workmanship provided by Subcontractors which are discovered after March 27, 2010, unless such Subcontractor warranties already extend past such date or are extended at Owner’s expense as provided in 14(c) below.

(c)           Following any resumption of the Work and before March 27, 2010, Kiewit will provide Owner with the costs associated with extending Subcontractor warranties beyond March 27, 2010, to the extent such information is available.  If Owner elects to extend any Subcontractors’ warranties beyond the existing warranty periods, Kiewit shall cooperate with Owner in obtaining any such extensions and Owner shall pay the costs associated with obtaining any such extension(s).

15.
Owner will retain the Tower Crane and Crawler Crane (the “Cranes”) on site and pay rental at a total amount of $260,000 for the 180 day Suspension Period (for both Cranes, which total amount is included in the calculation of Kiewit’s suspension costs in Section 4 of this Change Order.  After the initial 26 weeks the rental for the Cranes shall be as negotiated between Owner and Kiewit.  Owner will have the option, upon written notice to Kiewit, to pay an agreed demobilization fee in lieu of continuing to pay rent of $5,000 per Crane per week for said Cranes, in which event the amount of rent paid by Owner through the date of demobilization shall be credited against the demobilization fee.  However, in the event of demobilization of the Cranes, Owner will continue to pay the rental costs set out in this Section 15 for a period not to exceed six (6) weeks, or until Kiewit has otherwise rented the Cranes, if earlier.

16.
Notwithstanding its obligation to provide and maintain Builder’s Risk insurance under Section 14.3(c) of the Contract, effective November 14, 2008, the Builder’s Risk insurance policy in effect for the Plant Site was canceled and Owner has included the Plant Site and the Work situated thereupon in its permanent property insurance program.  Provided that Kiewit and its Subcontractors are named as additional insured under Owner’s permanent property insurance program with waiver of subrogation in their favor, and provided that such permanent property insurance program is reasonably acceptable to Kiewit and is maintained during the Suspension Period, Owner shall be deemed to be in compliance with its obligations under Section 14.3(c) during the Suspension Period.  Prior to and as an additional condition to any Kiewit remobilization to the Plant Site and recommencement of Work at the Plant Site following the Suspension Period, Owner shall provide and maintain the Builder’s Risk policy as required by Section 14.3(c).

17.
Notwithstanding any contrary provision in the Contract, care, custody and control of, and risk of loss to the Work located at the Plant Site, or any part thereof, including the Equipment shall be with Owner as of and during the Suspension Period, and Owner shall be responsible for and shall pay any and all related insurance deductibles with respect to same.  Notwithstanding the foregoing sentence, Kiewit will be held responsible for any damage (i) to such Work, whether completed or ongoing, occurring during the provision of the Suspension Services or (ii) to the Owner’s existing structures, materials, or equipment adjacent to or on the Plant Site, in the case of (i) and (ii) to the extent arising from any gross negligence or willful misconduct of Kiewit, Kiewit’s agents or employees, Subcontractors or Subcontractors’ agents or employees.  Kiewit shall perform the repair or replacement of any such damaged Work, structures, materials, or equipment at Owner’s direction, and subject to the preceding sentence, at Owner’s sole cost and expense and upon advance payment for Kiewit’s services.  Owner shall release and hold Kiewit harmless from liability to Owner for any loss or damage to such Work not caused by the gross negligence or willful misconduct of Kiewit, Kiewit’s agents or employees, Subcontractors or Subcontractors’ agents or employees.  Owner will cause its insurers to issue a waiver of subrogation in favor of Kiewit and its Subcontractors of any tier consistent with the rights and obligations of this Article.

18.	The parties agree that the Amendment to the Contract dated October 1, 2008 between Kiewit and Owner shall be terminated and of no further force and effect.

19.
Effective December 31, 2008, Owner will assume all responsibility and cost associated with the requirements of the Aurora West Subdivision Stormwater Pollution and Prevention Plan (SWPPP) developed by both Olsson Associates and Bibb and Associates, including but not limited to mandatory inspections and maintenance.  All available inspection and corrective action reports developed by Kiewit dated November 2007 through December 2008 shall be provided to Owner per the requirements of the Aurora West Subdivision SWPPP.  Upon the effective date of the notice to proceed with remobilization of the Work, Kiewit will resume responsibility for the requirements of the Aurora SWPPP.

20.
Within ten (10) days of the Effective Date, Owner shall cause its parent guarantor, Aventine Renewable Energy Holdings, Inc., to provide a written consent to this Change Order, and Kiewit shall cause its parent guarantor, Kiewit Energy Group Inc. (formerly known as Kiewit Energy Ltd.) to provide a written consent to this Change Order.

21.
This Change Order may be executed by Kiewit and Owner in any number of counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute one and the same instrument.  Execution can be evidenced by fax signatures with original signature pages to follow in due course.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed effective as of December 31, 2008.

AVENTINE RENEWABLE ENERGY -		KIEWIT ENERGY COMPANY
AURORA WEST, LLC

By:	/s/ Jeffrey A. Moery	By:	/s/ Brad Kaufman

Name:	Jeffrey A. Moery	Name:	Brad Kaufman

Title:	V.P. Tech. Services	Title:	President